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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TRC Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD DECEMBER 3, 2013

To Our Shareholders:

The Annual Meeting of Shareholders of TRC Companies, Inc. will be held Tuesday, December 3, 2013 at 4:00 p.m., at the Langham Hotel, 250 Franklin Street, Boston, MA 02110 to consider and take action on the following items:

1.	The election of eight directors for the ensuing year;

2.	The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2014;

3.	Such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on October 8, 2013 will be entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope. In addition, shareholders may vote by telephone or over the Internet by following the instructions on the Proxy Card.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 24, 2013

TRC Companies, Inc.
21 Griffin Road North Windsor, Connecticut 06095
Telephone 860-298-9692 Fax 860-298-6399

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the “Company”) from the holders of the Company's Common Stock for the Annual Shareholders Meeting to be held December 3, 2013, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR Proposals 1 and 2 as set forth in the Notice of Shareholders Meeting.

With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Meeting is necessary to constitute a quorum in order to transact business. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Item 2 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner (“broker non-votes”) will be counted as present in determining whether a quorum exists and will be disregarded in determining whether a proposal has been approved.

The Company's Annual Report on Form 10-K, including financial statements, for the year ended June 30, 2013 is being mailed to shareholders along with the Notice of Shareholders Meeting and Proxy Statement.

The record date for determining those shareholders entitled to vote at the Annual Meeting was October 8, 2013. On that date, the Company had 29,641,094 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

The mailing address of the Company's principal executive office is 21 Griffin Road North, Windsor, CT 06095-1563, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is October 28, 2013.

PRINCIPAL SHAREHOLDERS

Common Stock

The table below sets forth information as of October 1, 2013 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock*
Peter R. Kellogg[1] c/o IAT Reinsurance Co. Ltd. 48 Wall Street New York, NY 10005	5,670,294	19.13
The Clark Estates, Inc.[2] One Rockefeller Plaza, 31st Floor New York, NY 10020	5,568,257	18.79
Heartland Advisors, Inc.[3] 789 North Water Street Milwaukee, WI 53202	2,727,415	9.20
Royce & Associates, LLC[4] 1414 Avenue of the Americas New York, NY 10019	2,358,678	7.96
________

*	Based on 29,633,354 shares of Common Stock outstanding as of October 1, 2013.

1
Based solely on information set forth on a Form SC 13D/A filed with the Securities and Exchange Commission (“SEC”) on September 21, 2012. Of these shares, 1,345,216 are held by IAT Reinsurance Co., Ltd. (“IAT”); Mr. Kellogg has sole dispositive and voting power with respect to the shares of TRC Companies owned by IAT and its subsidiaries. On September 7, 2011, Mr. Kellogg's wife acquired 750,000 shares. Mr. Kellogg disclaims beneficial ownership of the shares held by his wife and by IAT and its subsidiaries.

2	Based solely on information set forth on a Form 13F filed with the SEC on August 8, 2013 for the period ended June 30, 2013.

3	Based solely on information set forth on a Form 13F filed with the SEC on August 14, 2013 for the period ended June 30, 2013.

4	Based solely on information set forth on a Form 13F filed with the SEC on August 7, 2013 for the period ended June 30, 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

Your vote is requested in favor of the eight individuals named in the following table, each to serve for a one-year term and until his successor is duly elected and qualified. The Board, pursuant to the recommendations of the Company's Nominating and Corporate Governance Committee, has selected the eight persons named below as nominees to the Board. All of the nominees were elected directors at the December 5, 2012 Shareholders' Meeting.

Should any of such nominees become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. All nominees have consented to serve as directors.

Name, Principal Occupation During Past Five Years and Other Corporate Directorships	Age	Served as Director Since
Christopher P. Vincze Chairman of the Board, and Chief Executive Officer of the Company	51	2005
Friedrich K. M. Bohm[2] Former Chairman of the architectural firm of NBBJ and Director of M/I Homes, Inc.	71	2004
John A. Carrig² Former President and Chief Operating Officer of Conoco Philips, Inc., and Director of WPX Energy, Inc., and Forum Energy Technologies, Inc.	61	2012
F. Thomas Casey[2] Former Partner with Ernst & Young	72	2007
Stephen M. Duff[1,2] Chief Investment Officer of The Clark Estates Inc.	49	2006
Richard H. Grogan[2] Chairman, Talisman Management, Ltd.	59	2011
Robert W. Harvey[2] President and Chief Executive Officer of the Greater Houston Partnership and former Vice Chairman and Executive Vice President of Reliant Energy, Inc.	58	2007
Dennis E. Welch[2] Executive Vice President and Chief Administrative Officer of American Electric Power Company, Inc. and Director of various AEP subsidiaries.	61	2010

[1]
Mr. Duff was elected to the Board pursuant to the provisions of a Stock Purchase Agreement dated March 6, 2006 which provides that so long as Federal Partners, LP (an affiliate of The Clark Estates, Inc.) holds at least five percent of the outstanding capital stock of the Company, the Company will take steps reasonably necessary to ensure Mr. Duff's election to the Board.

[2]
The Board has determined that each of these directors is “independent” as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “Manual”), and the Board has determined that no material relationships exist between any independent director and the Company.

The affirmative vote of a plurality of the votes cast at the Meeting is required to elect each nominee.

The Board of Directors unanimously recommends a vote “FOR” the election of the above nominees as directors of the Company.

BOARD MEETINGS AND COMMITTEES

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition to regular Board meetings, the independent directors of the Company meet periodically as a group. Mr. Harvey serves as Lead Director and presides over these independent director meetings.

The Audit Committee of the Board of Directors is currently composed of Messrs. Casey (Chairman), Carrig, Duff, Harvey, and Welch. The Audit Committee discusses with the Company's independent auditors the audit plan, the Company's consolidated financial statements and matters described in Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee reports to the Board of Directors. It is responsible for the appointment, retention and compensation of the independent auditors for the Company. The Board has determined that each member of the Audit Committee is independent as defined in Section 303A.02 of the Manual. The Board of Directors has also determined that Mr. Casey and Mr. Carrig are “audit committee financial experts” as that term is used in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com.

The Compensation Committee of the Board of Directors is currently composed of Messrs. Welch (Chairman), Bohm, Carrig, Duff, Grogan and Harvey. The Board has determined that each member of the Compensation Committee is independent as defined in Section 303A.02 of the Manual. The Committee approves the general salary scale, annual bonus and long-term incentive awards for executive management of the Company and specifically establishes the compensation package for the chief executive officer. The Committee's actions are discussed more fully in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com.

The Nominating and Corporate Governance Committee of the Board of Directors is currently composed of Messrs. Harvey (Chairman), Bohm, Casey, Duff and Grogan. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board nominees to serve as directors as well as corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in Section 303A.02 of the Manual. The Committee has developed, and the Board of Directors has approved, Corporate Governance Guidelines which assist the Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to or identified by it. The Company believes that the size of the Board should be in the range of five to nine directors. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee. The Guidelines are available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com.

In fiscal year 2013 the Board of Directors held five meetings, the Audit Committee eight meetings, the Compensation Committee six meetings and the Nominating and Corporate Governance Committee four meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and the Committees on which they served. We encourage attendance by our directors at the Annual Shareholders Meeting, and all directors then serving attended the meeting held in December 2012.

Directors are expected to possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and committed to serve on the Board for an extended period of time. Directors shall not hold any directorships that could interfere with their ability to perform the duties of directors of the Company. In accordance with the Corporate Governance Guidelines, the Lead Director, or, in his absence, another independent director, presides at all meetings of independent directors. Accordingly, Mr. Harvey presides at executive sessions of non-management directors without management present. Interested parties can communicate with the Lead Director by contacting our Corporate Secretary. Shareholders who wish to suggest nominees for election to the Board should contact the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095, stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee.

We have adopted a Corporate Code of Business Conduct and Ethics applicable to all employees including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Code of Ethics”). We also have adopted a code of ethics for the Chief Executive Officer and Senior Financial Officials and a Code of Conduct for Directors. Copies of the Codes are available in hard copy from the Company by contacting our Corporate Secretary and on the Company's website at www.trcsolutions.com.

We endeavor to have a Board representing a diverse experience at policy-making levels and in areas that are relevant to the Company's activities in general. Our Board members have experience in a variety of areas including environmental consulting, architecture and engineering, accounting, management consulting, electric power, oil and gas, finance, and investment. Mr. Vincze serves as both Chief Executive Officer and Chairman of the Board. Mr. Vincze is a seasoned professional in our industry, with broad contacts, management skills and insight into markets and public policy. Given our size, the predominance of outside independent directors on our Board, and our strong Lead Director function, we believe it is appropriate for Mr. Vincze to hold both the CEO and Chairman roles. Mr. Bohm served for many years as chairman of one of the largest architectural firms in the world and understands internal and external issues facing the consulting and engineering markets. As former President and Chief Operating officer of one of the world's largest energy companies, Mr. Carrig provides insight into the oil and gas industry as well as energy policy issues. Mr. Casey was a partner at Ernst & Young and is a resource on accounting, finance, internal controls and business processes and the critical role the Audit Committee provides in managing the Company. Mr. Duff brings the perspective of a major investor. Mr. Grogan has a long and successful track record in financing, strategy and growth as well as the management of corporate environmental risk for companies in both the United States and Europe. Mr. Harvey serves as Lead Director and helps the Company focus on opportunities and growth based on his long experience at McKinsey and Company and as a senior executive with a major electric utility. In his role as Chief Administrative Officer of a major electric utility Mr. Welch is in the forefront of a number of key environmental and energy policy issues and is also responsible for critical corporate administrative functions including human resources and executive compensation.

The Board oversees the management of risks inherent in the operation of the Company's business. In connection with its review of Company performance and strategic direction, the Board reviews the primary risks facing the Company's operations and functions. In particular the Board:

•	Reviews, approves, and monitors fundamental financial and business strategies and major corporate actions;

•	Assesses major risks facing the Company and reviews options for their mitigation; and,

•
Reviews, approves and monitors processes which are in place for maintaining the integrity of the Company, including the integrity of the financial statements, compliance with law and ethics and the integrity of relationships with suppliers and customers.

TRC undertakes an annual and ongoing enterprise risk assessment process. The Audit Committee oversees the operation of the Company's enterprise risk management program, including the identification of the primary risks associated with the Company's business; an overall prioritization of those risks and measures to manage and mitigate those risks; and a process for interim updates to the overall risk assessment and risk management process. The Company's Vice President Internal Audit, who reports functionally to the Chair of the Audit Committee, in conjunction with a third party internal control consultant, assists the Company in identifying and evaluating risks and controls and processes to address those risks. In connection with its risk management role, at each of its regularly scheduled meetings, the Audit Committee receives a presentation from the Vice President Internal Audit and meets privately with him and the Company's independent auditors.

In addition the Company has appointed its Chief Financial Officer, Thomas W. Bennet, Jr. to an additional role as its Chief Risk Officer. In such role Mr. Bennet is responsible for overseeing programs and implementing best practices with respect to risk management that directly impact the strategic direction of the Company. In addition to the Company's accounting, financial and information technology functions, the corporate safety and quality functions now report to Mr. Bennet as well.

As part of its role, the Compensation Committee interacts with the Audit Committee and assesses the Company's executive compensation programs to ascertain any potential material risks that may be created by those programs. Based on its assessment, the Committee concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to the Company's overall business strategy and do not encourage executives to take unnecessary or excessive risks.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of October 1, 2013, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

	Amount and Nature
	of Beneficial Ownership(1)
	Number	Percent of
Name of Individual or Group	of Shares	Class(2)
Christopher P. Vincze(3)	936,345	3.1
Friedrich K. M. Bohm(4)	190,553	*
John A. Carrig (5)	18,461	*
F. Thomas Casey(6)	98,401	*
Stephen M. Duff(7)	126,521	*
Richard H. Grogan	30,682	*
Robert W. Harvey(8)	120,301	*
Dennis E. Welch	52,553	*
Thomas W. Bennet, Jr.(9)	293,856	*
Martin H. Dodd(10)	136,667	*
James Mayer(11)	104,223	*
Robert C. Petersen(12)	104,574	*
All directors and executive officers as a group,13 individuals(13)	2,319,755	7.7
* Less than 1%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 1, 2013 pursuant to the exercise of options or the vesting of stock awards. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)	Based on 29,633,354 shares of Common Stock outstanding as of October 1, 2013.

(3)	Includes 209,300 shares that may be acquired through the exercise of options on or before November 29, 2013.

(4)	Includes 44,000 shares that may be acquired through the exercise of options on or before November 29, 2013, as well as 63,652 shares held pursuant to the Director's Deferred Compensation Plan.

(5)	Includes 4,805 shares held pursuant to the Director's Deferred Compensation Plan.

(6)	Includes 15,500 shares that may be acquired through the exercise of options on or before November 29, 2013.

(7)	Includes 34,000 shares that may be acquired through the exercise of options on or before November 29, 2013, as well as 9,620 shares held pursuant to the Director's Deferred Compensation Plan.

(8)	Includes 15,500 shares that may be acquired through the exercise of options on or before November 29, 2013, as well as 21,900 shares held pursuant to the Director's Deferred Compensation Plan.

(9)	Includes 10,000 shares that may be acquired through the exercise of options on or before November 29, 2013.

(10)	Includes 44,550 shares that may be acquired through the exercise of options on or before November 29, 2013.

(11)	Includes 39,425 shares that may be acquired through the exercise of options on or before November 29, 2013.

(12)	Includes 29,125 shares that may be acquired through the exercise of options on or before November 29, 2013.

(13)	Includes 468,025 shares that may be acquired through the exercise of options on or before November 29, 2013, as well as 99,977 shares held pursuant to the Director's Deferred Compensation Plan.

EXECUTIVE OFFICERS

The following table presents the name and age of each of the Company's executive officers during fiscal year 2013, their present positions with the Company and date of appointment thereto, and other positions held during the past five years, including positions held with other companies and with subsidiaries of the Company:

Name and Age	Present Position and Date of Appointment	Other Positions Held During Last Five Years
Christopher P. Vincze 51	Chairman of the Board (November 2006), and Chief Executive Officer (January 2006)
Thomas W. Bennet, Jr. 53	Senior Vice President and Chief Financial Officer (June 2008)
Martin H. Dodd 59	Senior Vice President, General Counsel and Secretary (February 1997)
Robert C. Petersen* 69	Senior Vice President and Chief Operating Officer (August 2010)	Senior Vice President and Environmental and Infrastructure Segment Lead
James Mayer 60	Senior Vice President and Energy Segment Lead (November 2009)	Senior Vice President
David Zarider 58	Senior Vice President National Sales (November 2009)	Senior Vice President
* Mr. Petersen retired as COO of the Company effective as of July 1, 2013. The Company does not currently plan to fill the COO position.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) outlines TRC's executive compensation philosophy, objectives and process. It explains the decision-making process used by our Compensation Committee (the “Committee”), the reasoning behind our executive compensation programs and actions the Committee takes related to the compensation of the executives listed in the Summary Compensation Table on Page 14.

Executive Summary

The primary focus of management in fiscal year 2013 was to address the following goals and objectives:

•	Continue profitable growth in our operating segments;

•	Continue focus on improvement of operating margins and increase positive operating cash flows; and,

•	Attract and retain top talent.

TRC turned in a strong performance in fiscal 2013. Gross revenue and net service revenue were up 5.1% and 6.2% compared to the prior year, respectively. Net income applicable to our common shareholders for the year was $36.3 million and was positively impacted by an $18.0 million net tax benefit which included the release of our income tax valuation allowance in the amount of $25.6 million. Cash flow from operations in fiscal 2013 was $14.4 million.

It is the Committee's intent to provide competitive overall compensation to executive officers with a focus on performance-based pay elements.

Compensation Philosophy

Our executive compensation philosophy is based on the following principles:

•	Our compensation programs should fairly reward management for its contributions to attaining business objectives and maximizing shareholder value;

•	Pay should be competitive to allow us to attract and retain executive officers with skills critical to our long-term success; and,

•	Pay should reward company, individual and team performance.

In addition, the Committee considers the following factors when making individual compensation decisions:

•	Qualifications, experience and knowledge of the executive;

•	Performance of the executive;

•	The executive's current compensation level as compared to compensation levels of comparable executives in similar organizations; and,

•	Financial performance of TRC.

We compensate executives through a mix of base salary, annual incentives, long-term equity incentives, benefits and perquisites (i.e., “total compensation”). As we believe that a performance-based focus is appropriate for our executives, we ensure that a significant portion of compensation is delivered through annual and long-term incentive opportunities. Currently the Committee generally targets the combined value of these compensation components within the range of the median of total compensation paid to executives performing similar duties in comparable organizations (i.e., “market median”).

At the 2011 Annual Shareholders Meeting the shareholders approved the compensation paid to the Named Executive Officers as disclosed in the Proxy Statement for that meeting pursuant to the compensation disclosure rules of the SEC. At that meeting the shareholders also approved a resolution that provided that an advisory vote on executive compensation be held every three years. Hence, the next advisory vote on executive compensation will be in connection with our 2014 Annual Shareholders Meeting.

Compensation Administration

Role of the Committee

The Committee is responsible for the review and approval of our executive compensation program. The Committee is responsible for the following actions related to the Chief Executive Officer:

•	Review and approval of corporate goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and,

•	Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs.

Further information regarding the Committee's responsibilities is set forth in the Committee's charter which is posted on our website at www.trcsolutions.com.

Role of the Chief Executive Officer

Our CEO, Mr. Vincze, makes recommendations regarding the compensation of other executives. Within the framework of the compensation programs approved by the Committee, Mr. Vincze recommends salary adjustments, proposes incentive opportunities and performance measures used in the annual incentive plan and recommends equity grants for other executives. Mr. Vincze's recommendations are based upon an assessment of each executive's performance, performance of the executive's respective business or function, retention considerations, and market factors such as competitive pay information. The Committee reviews these recommendations before making their decision. Mr. Vincze does not participate directly in the Committee's deliberation of matters impacting his own compensation.

Compensation Consultants

The Compensation Committee's charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. The Compensation Committee consults with Towers Watson (“TW”) to provide information and advice regarding competitive executive compensation levels and practices.

In fiscal year 2013, TW assisted the Committee with a number of issues, including:

•	Compensation level assessment of executive and director compensation;

•	Compensation philosophy and mix of compensation vehicles;

•	Consultation regarding compensation trends and regulatory changes; and,

•	Long-term incentive plan design.

TW does not provide any services to the Committee or the Company other than compensation consulting services. TW reports directly to the Chair of the Committee and may not consult directly with or provide services at the request of management without the approval of the Chair. The Committee meets with TW periodically in executive session without management present. The Committee has assessed TW's independence under NYSE standards and concluded that they are independent.

Tax Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our Named Executive Officers ("NEOs"). This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. The compensation paid or granted to our Named Executive Officers for fiscal year 2013 is expected to be largely tax deductible to the Company. The Committee reserves the right to forgo any or all of the tax deduction if they believe it to be in the best long-term interests of our stockholders.

Accounting Considerations

We consider the accounting cost, potential dilution and shareholder alignment of long-term incentive awards as important factors in making a determination of what type of equity vehicles to grant to our employees, if any. In fiscal year 2013, the Committee decided that restricted stock unit grants were the most appropriate long-term incentives when both the potential value of the incentive to the executives and the accounting cost of units were considered. For our executive officers, a majority of the restricted stock units included additional performance hurdles in order for them to vest and be paid. The Committee also reviewed the cost of annual incentive payments pursuant to the TRC Incentive Plan.

Total Compensation

As noted above, the total compensation for our executives is comprised of base salaries, annual incentives, long-term equity incentives, benefits and perquisites.

Consistent with our philosophy of setting compensation at approximately the market median, the Committee reviewed executive compensation by component and in total. In fiscal year 2012, TW prepared a competitive assessment of base salary, annual incentive, and equity award opportunities for the Committee. A new assessment was not prepared in fiscal 2013, and the Committee believes that the 2012 assessment remained a valid tool for compensation determinations. Information for the fiscal year 2012 assessment was collected from the following sources:

•
Public Companies - Data was collected from SEC filings for public companies with generally comparable revenues, market capitalization and service offerings. Sixteen companies were included in the peer group:

Companies Included In Peer Group
Argan, Inc.	GP Strategies Corp.	Navigant Consulting, Inc.
CRA International, Inc.	Hill International, Inc.	NCI, Inc.
Ecology & Environment, Inc.	Huron Consulting Group, Inc.	RCM Technologies, Inc.
ENGlobal Corp.	Michael Baker Corp.	Versar, Inc.
Exponent, Inc.	National Technical Systems, Inc.	Wildan Group, Inc.

•
Compensation Surveys - Data was also collected from compensation surveys focused on comparably sized organizations in the professional services and engineering markets, including but not limited to those in the peer group above. The primary source of this data was the Towers Watson Executive Compensation Database.

Elements of Compensation

Our executive compensation programs are intended to represent a reasonable balance between fixed compensation, which the executives earn for doing their jobs, and variable compensation which is at risk and may never be earned unless performance goals are met. We consider base salaries fixed compensation. Incentive opportunities are established based on market data, the executive's responsibilities and the executive's contributions to the Company. The TRC Incentive Plan is considered variable compensation. Our long-term incentive program is focused on equity compensation. In fiscal year 2013, we utilized restricted stock units as our long-term incentive vehicle. For our NEOs a majority of those awards only vest if specific targets are achieved, while a portion vest on the basis of time only.

We generally target levels of compensation at the market median. The mix of compensation is intended to provide a median level of compensation assuming target performance is achieved. The Committee determines the balance between fixed and variable compensation for each executive based on the responsibilities of the position and its impact on Company performance. Executives with greater responsibilities generally have a larger percentage of their total compensation at risk.

Base Salaries

Base salaries earned by our executives are designed to provide a reasonable level of compensation relative to each executive's duties and responsibilities. Pursuant to our compensation philosophy, we set our executives' salaries considering their skills, expertise, responsibilities and the salaries of comparable positions in similar organizations. The Committee considers these factors as well as the pay relationship between the executives to ensure that pay is reasonable from both an internal and external perspective. Base salaries of our executives differ from one another due to these factors. For example, our CEO's responsibilities are greater than that of our other executives; therefore, his base salary is higher than theirs.

The Committee reviews salaries annually for possible adjustment, and we consider the Company's and the executive's performance when making base salary adjustments. The NEOs including the CEO did not receive a base salary adjustment in fiscal 2013.

Annual Incentive Plan

In fiscal year 2013, the Company adopted the FY 2013 Incentive Plan. All employees of the Company, including the NEOs, participated in the FY 2013 Incentive Plan. Under that Plan, awards to Named Executive Officers are based on Company performance. Consistent with our focus on rewarding performance that enhances shareholder value, the Committee determined that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was the appropriate measure of Company performance for fiscal year 2013. The Committee determined EBITDA objectives for executive management incentive payments and the vesting of the performance vesting component of

FY 2013 restricted stock unit awards. At EBITDA of $29.5 million the target incentive payment and 100% of the performance vesting component of the RSUs would be awarded.

For executive management the Committee also established a threshold EBITDA of $23.7 million, at which 50% of the target incentive payment and performance vesting RSUs would be awarded and below which no award would be made, and a maximum EBITDA of $31.5 million, at or above which 150% of the target incentive payment and performance vesting RSUs would be awarded. Awards would be pro-rated between threshold and target and target and maximum. Fiscal 2013 EBITDA was $25.4 million, between the threshold and target levels. Hence, executive management incentive payments and performance vesting RSUs were awarded at 65% of their target values.

Long-Term Incentive Awards

The purpose of long-term, equity-based incentive awards is to align our executives with the long-term interests of shareholders. The Committee uses equity-based incentives to balance the short-term nature of the annual incentive plan with awards which earn value based on stock price appreciation. These awards are typically granted to the executives on an annual basis. Equity grants are awarded by the Committee. The Company does not seek to time equity grants to take advantage of information about the Company.

In fiscal year 2013, the Committee determined a dollar value and corresponding number of shares for long-term incentive awards based on the compensation level analysis, Company dilution, and the executive's role in helping TRC achieve long-term business success. 40% of the restricted stock units vest in equal one-fourth increments on the first, second, third, and fourth anniversaries of grant. Vesting of the other 60% is based on Company EBITDA performance as described above and to the extent they vest (if at all), they would then vest in equal quarterly increments on the same schedule as the time-vested component. Performance based units were awarded at 65% of the target value because the Committee determined that fiscal 2013 EBITDA performance fell between target and threshold levels. Awards are shown in the Summary Compensation Table on page 14.

The Committee believes that the restricted stock units provided the Named Executive Officers with an appropriate long-term incentive award that balances the goals of shareholder return with executive share ownership and retention. The executives would be incentivized to produce, and be rewarded by, vesting of shares and share price appreciation, thereby aligning their interests with the long-term interests of TRC's shareholders. The Company has also established share ownership guidelines for executive management.

Benefits

Named Executive Officers are eligible to receive standard Company benefits such as medical, dental, disability and life insurance, and participation in our 401(k) plan. These benefits are provided on the same basis and at the same cost as for all other full-time salaried employees.

Perquisites

We offer the Named Executive Officers limited perquisites that are designed to enhance business productivity and keep us competitive within the market. During fiscal year 2013, the Named Executives, except for Mr. Mayer, received a monthly car allowance. The monthly allowance was $700 for Messrs. Vincze, Bennet, and Petersen, and $650 for Mr. Dodd.

Employment Agreements

Christopher P. Vincze

We entered into an employment agreement with Mr. Vincze on March 18, 2005 which was amended and restated on January 25, 2006, August 9, 2007 and June 28, 2011 (the “Amended Agreement”).

Amended Agreement

The Initial Term of the Amended Agreement is from July 1, 2011 to June 30, 2014. If Mr. Vincze remains employed by the Company after the expiration of the Initial Term, the Amended Agreement will automatically renew for successive one year terms unless we or Mr. Vincze provide written notice not to renew within 30 days of the expiration of the Initial Term or any extension.

Mr. Vincze's base salary under the Amended Agreement is $500,000 which is subject to annual review and may be increased by the Compensation Committee. He is eligible to receive annual bonuses and equity grants from the Company. Mr. Vincze has the right to participate in all present and future benefit programs generally made available to our executives and receives an automobile allowance of $700 per month.

Under the Amended Agreement we agreed to grant Mr. Vincze a Restricted Stock Award of 300,000 shares of common stock on July 1, 2011 (the “2012 Award”) and, an additional Restricted Stock Award of 300,000 shares of common stock on July 1, 2012 (the “2013 Award”). Forty percent of the shares under these Awards contained time based vesting features with the time vesting portion of the 2012 Award vesting in equal one-fourth increments on the first, second, third and fourth anniversaries of grant and the time vesting portion of the 2013 Award vesting in equal one-third increments on the first, second and third anniversaries of grant. Sixty percent of the shares under these Awards would vest on the same schedule as the time vesting portions to the extent certain earnings per share targets were met for a trailing four quarter period ending on or before June 30, 2014. The Committee determined that as of June 30, 2012, the performance vesting components of both the 2012 and 2013 Awards would vest.

For subsequent Company fiscal years during the Employment Term, Mr. Vincze will receive annual long-term incentive awards in amounts to be determined in accordance with his role in the Company and as approved by the Compensation Committee.

If we terminate Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Agreement) or if Mr. Vincze terminates employment for Good Reason, (as defined in the Agreement) we will pay Mr. Vincze a lump sum payment equal to the greater of (i) two and one half times his annual base salary in effect immediately prior to the date of such termination or (ii) $1.25 million. In addition, we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. Also, to the extent permitted by law, we will provide benefit continuation for a period of two years following termination. If such benefit continuation cannot be provided we will pay the cost of such coverage in a lump sum within six months following termination.

If Mr. Vincze dies, his beneficiaries or estate will receive an amount, if any, by which amounts paid under the Company life insurance plan, are less than Mr. Vincze's annual base salary. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

If Mr. Vincze becomes Permanently Disabled, he will receive an amount, if any, by which amounts paid under the applicable disability policy are less than the greater of (i) two and one half times his annual base salary in effect immediately prior to termination or (ii) $1.25 million. In addition, Mr. Vincze will receive a prorated portion of the bonuses described above and any accrued but unused vacation. Also, to the extent permitted by law, we will provide benefit continuation for a period of two years following termination. If such benefit continuation cannot be provided we will pay the cost of such coverage in a lump sum within six months following termination.

If Mr. Vincze is terminated for Cause (as defined in the Amended Agreement), we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

Under the Amended Agreement, Mr. Vincze is prohibited from competing with the Company during a one-year period following any termination of employment.

Other Named Executive Officers

In the event of a termination of employment in connection with a change-of-control, Messrs. Bennet, Dodd, Mayer and Petersen are entitled to receive a payment equal to one year's base salary, the higher of their actual or target bonus for the applicable fiscal year and the value of one-year’s benefits. Vesting of equity awards for all Named Executive Officers accelerate in full upon a change-of-control as defined in the Company's plans, (except with respect to restricted stock awards and RSUs assumed by the acquiring company). To the extent assumed by an acquiring company, restricted stock awards and units vest upon a non-cause termination or resignation for good reason within one year of a change-of-control. The Company does not provide any gross-ups to compensation received as a result of a change-in-control.

Terminations of Named Executive Officers other than one pursuant to a change-of-control are handled on a case-by-case basis with the Company's practice being to grant a reasonable severance benefit for non‑cause terminations based on length of service and other considerations. As an example, in April 2010 the employment of Michael C. Salmon, who had served as the Company's President since May 2007 and who had joined the Company in 1997 was terminated. Mr. Salmon received a severance benefit equal to a 15-month salary continuation with Mr. Salmon agreeing to cooperate with the Company on ongoing and future matters and to not compete with the Company or solicit employees or customers.

SUMMARY OF COMPENSATION
The narrative, table and footnotes below describe the total compensation paid for fiscal years ended June 30, 2013, June 30, 2012, and June 30, 2011 to the "Named Executive Officers," who are Christopher Vincze (the Company's principal executive officer), Thomas W. Bennet, Jr. (the Company's principal financial officer), and the three other most highly-compensated individuals who were serving as executive officers of the Company on June 30, 2013, the last day of the fiscal year.
Summary Compensation Table

Name	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	Stock Awards(2) ($)	All Other(3)($)	Total ($)
Christopher P. Vincze Chairman and Chief Executive Officer	2013	500,000	325,388	2,497,213	87,169	3,409,770
	2012	500,000	684,375	1,956,000	29,132	3,169,507
	2011	465,000	465,000	864,000	23,034	1,817,034
Thomas W. Bennet, Jr. Senior Vice President and Chief Financial Officer	2013	302,541	131,896	315,210	29,190	778,837
	2012	302,501	296,341	667,800	28,246	1,294,888
	2011	275,000	207,000	345,600	26,408	854,008
Martin H. Dodd Senior Vice President and General Counsel	2013	268,840	87,477	126,084	24,768	507,169
	2012	268,840	201,630	139,125	22,190	631,785
	2011	244,400	123,000	129,600	22,041	519,041
James Mayer Senior Vice President and Energy Sector Lead	2013	328,878	214,026	126,084	18,277	687,265
	2012	328,878	465,000	92,750	16,135	902,763
	2011	298,896	239,000	86,400	7,281	631,577
Robert C. Petersen Chief Operating Officer	2013	302,501	196,860	—	17,014	516,375
	2012	302,501	303,000	—	17,214	622,715
	2011	275,000	207,000	86,400	17,214	585,614

(1)
Non-Equity Incentive Plan amounts for 2013 were awarded at 65% of the targeted value due to Company performance. Non-Equity Incentive Plan amounts for 2012 reflect achievement of the maximum objective. Additional compensation expense related to the vesting of the 2012 restricted stock awards to Messrs. Vincze and Bennet was not excluded in the computation of their incentive awards. In addition, incentive awards to Messrs. Vincze, Mayer and Petersen were subject to voluntary reductions which were returned to the overall Company bonus pool.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in fiscal years 2013, 2012, and 2011 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2013. The amounts shown in the Stock Awards column include the grant date fair value of performance-based restricted stock units based upon the probable outcome of the performance condition as of the grant date.

The value of the performance-based restricted stock units granted in fiscal 2013 reflects the actual achievement of the targeted levels of performance. The performance component of awards to Mr. Vincze reflect achievement of the target level of performance for his award pursuant to his Employment Agreement (the "2013 Award" as described above in the discussion of his Employment Agreement) and is valued at $1,173,600; additionally, his December 2012 performance based award reflects achievement of 65% of the targeted amount and is valued $267,181. The value of the performance-based awards to Messrs. Bennet, Dodd and Mayer reflect achievement of 65% of the targeted amount and are valued at $155,610, $62,244, and $62,244, respectively.

The value of the performance-based restricted stock units granted in fiscal 2012 reflects the actual achievement of the targeted levels of performance. The performance components of the awards to Messrs. Vincze and Bennet reflect the achievement of the target level of performance and are valued at $1,173,600 and $400,680, respectively. Mr. Petersen has elected not to receive stock-based incentive compensation. Performance-based awards to Messrs. Dodd and Mayer, which are based on a different metric than the awards to Messrs. Vincze and Bennet, reflect achievement of the maximum performance objective and are valued at $83,475 and $55,650, respectively.

The value of the performance-based restricted stock units granted in fiscal year 2011 based on achievement of the targeted level of performance are: Mr. Vincze-$432,000; Mr. Bennet-$172,800; Mr. Dodd-$64,800; Mr. Mayer-$43,200; and, Mr. Petersen-$43,200. The performance-based criteria were met and those awards vested.

(3)	In addition to the amount shown in the table on page 16, amounts for Mr. Vincze include $56,950 paid in connection with tax withholding related to vesting of an RSU grant.

Amounts under All Other Compensation for 2013 include the following:

Name	401(k) Employer Match ($)	Insurance Premiums ($)	Automobile ($)	Total ($)
Christopher P. Vincze	9,090	12,729	8,400	30,219
Thomas W. Bennet Jr.	8,578	12,212	8,400	29,190
Martin H. Dodd	7,623	9,345	7,800	24,768
James Mayer	7,700	10,577	—	18,277
Robert C. Petersen	—	8,614	8,400	17,014
Insurance premiums represent health, life and disability premiums paid on the same basis as all other Company employees.

GRANTS OF PLAN BASED AWARDS

The following table presents non-equity and equity awards granted to the Named Executive Officers in fiscal year 2013 as well as the opportunities for each Executive Officer under the 2013 Incentive Plan.
Grants of Plan Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards(1)(3) ($)
Christopher P. Vincze(2)	n/a	250,000	500,000	750,000	n/a	n/a	n/a	n/a	n/a
	7/1/2011	n/a	n/a	n/a	n/a	180,000	n/a	n/a	1,173,600
	7/1/2011	n/a	n/a	n/a	n/a	n/a	n/a	120,000	782,400
	12/5/2012	n/a	n/a	n/a	39,600	79,200	118,800	n/a	267,181
	12/5/2012	n/a	n/a	n/a	n/a	n/a	n/a	52,800	274,032

Thomas W. Bennet, Jr.	n/a	100,884	201,768	302,501	n/a	n/a	n/a	n/a	n/a
	10/1/2012	n/a	n/a	n/a	15,000	30,000	45,000	n/a	155,610
	10/1/2012	n/a	n/a	n/a	n/a	n/a	n/a	20,000	159,600

Martin H. Dodd	n/a	67,210	134,420	201,630	n/a	n/a	n/a	n/a	n/a
	10/1/2012	n/a	n/a	n/a	6,000	12,000	18,000	n/a	62,244
	10/1/2012	n/a	n/a	n/a	n/a	n/a	n/a	8,000	63,840

James Mayer	n/a	164,439	328,878	493,317	n/a	n/a	n/a	n/a	n/a
	10/1/2012	n/a	n/a	n/a	6,000	12,000	18,000	n/a	62,244
	10/1/2012	n/a	n/a	n/a	n/a	n/a	n/a	8,000	63,840

Robert C. Petersen	n/a	151,251	302,501	453,752	n/a	n/a	n/a	n/a	n/a

(1)The grant date fair value is computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2013.

(2)In conjunction with Mr. Vincze's Amended Agreement, the restricted stock awards for the period July 1, 2011 and July 1, 2012 were both deemed to be granted for accounting purposes as of July 1, 2011 and the Company began recognizing the associated compensation expense over their deemed service periods. The underlying EPS performance factor associated with the awards was achieved in the trailing four quarter period ended June 30, 2012, and accordingly the performance awards vested in two tranches of 180,000 shares each on June 30, 2012 and July 1, 2012, respectively. The award vesting on July 1, 2012 is shown in the table above. The amount shown for the grant date fair value of the performance based restricted stock units represents the maximum shares to be awarded at the $6.52 per share closing price on July 1, 2011.

(3)The Company's EBITDA performance factor for fiscal 2013 was achieved at a rate of 65% of the established target for the underlying restricted stock units. Accordingly, the Company expects to issue 65% of the targeted shares as the units vest in 25% increments each on August 22, 2013, 2014, 2015 and 2016, respectively. The amount shown for the grant date fair value of the performance based restricted stock units represents the expected shares to be awarded, 65% of the target amount, at the $7.98 per share closing price on October 1, 2012 for Messrs. Bennet, Dodd, and Mayer. Because Mr. Vincze's grant was made following shareholder approval of amendments to the Company's long-term incentive plan on December 5, 2013, his amount reflects a grant date fair value at the $5.19 per share closing price on such date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information regarding outstanding equity awards held by our Named Executive Officers at fiscal year end, June 30, 2013. Market value of stock awards is based on the closing price on June 28, 2013 of $7.00 per share.
Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher P. Vincze	98,800	—	10.93	7/31/2014	37,500	262,500
	60,000	—	13.82	5/2/2015	150,000	1,050,000
	40,000	—	9.92	1/25/2016	90,000	630,000
	10,500	—	10.50	5/16/2016	120,000	840,000
					104,280	729,960

Thomas W. Bennet, Jr.	10,000	—	5.09	6/2/2015	15,000	105,000
					60,000	420,000
					54,000	378,000
					39,500	276,500

Martin H. Dodd	5,000	—	18.62	11/7/2013	5,625	39,375
	7,050	—	11.47	7/26/2014	22,500	157,500
	2,500	—	7.90	12/7/2014	28,125	196,875
	5,000	—	16.03	2/22/2015	15,800	110,600
	15,000	—	9.92	1/25/2016
	10,000	—	9.34	1/12/2017

James Mayer	9,425	—	11.47	7/26/2014	5,625	39,375
	30,000	—	9.01	1/3/2017	15,000	105,000
					18,750	131,250
					15,800	110,600

Robert C. Petersen	14,125	—	11.47	7/26/2014	3,250	22,750
	5,000	—	7.90	12/7/2014	15,000	105,000
	10,000	—	9.42	9/5/2016

(1)	The following table details the vesting schedule for stock awards that were outstanding but that could not be exercised at fiscal year-end for the Named Executive Officers:

	Stock Awards
			Vesting Schedule
Name	Unexercisable at June 30, 2012		# Shares	Vesting Date
Christopher P. Vincze	37,500		37,500	9/29/2013

	150,000		75,000	8/16/2013
			75,000	8/16/2014

	90,000		30,000	7/1/2013
			30,000	7/1/2014
			30,000	7/1/2015

	120,000		40,000	7/1/2013
			40,000	7/1/2014
			40,000	7/1/2015

	104,280	(2)	26,070	8/22/2013
			26,070	8/22/2014
			26,070	8/22/2015
			26,070	8/22/2016

Thomas W. Bennet, Jr.	15,000		15,000	9/29/2013

	60,000		30,000	8/16/2013
			30,000	8/16/2014

	54,000		18,000	8/17/2013
			18,000	8/17/2014
			18,000	8/17/2015

	39,500	(2)	9,875	8/22/2013
			9,875	8/22/2014
			9,875	8/22/2015
			9,875	8/22/2016

Martin H. Dodd	5,625		5,625	9/29/2013

	22,500		11,250	8/16/2013
			11,250	8/16/2014

	28,125	(1)	9,375	8/17/2013
			9,375	8/17/2014
			9,375	8/17/2015

	15,800	(2)	3,950	8/22/2013
			3,950	8/22/2014
			3,950	8/22/2015
			3,950	8/22/2016

James Mayer	5,625		5,625	9/29/2013

	15,000		7,500	8/16/2013
			7,500	8/16/2014

	18,750	(1)	6,250	8/17/2013
			6,250	8/17/2014
			6,250	8/17/2015

	15,800	(2)	3,950	8/22/2013
			3,950	8/22/2014
			3,950	8/22/2015
			3,950	8/22/2016

Robert C. Petersen	3,250		3,250	9/29/2013

	15,000		7,500	8/16/2013
			7,500	8/16/2014

(1)    The Company's maximum EBITDA performance factor for 2012 was achieved for the underlying performance stock units associated with the August 17, 2011 restricted stock award grants. Accordingly, the Company will issue the maximum amount of shares which vest in 25% increments each on August 17, 2012, 2013, 2014 and 2015, respectively. The amount shown represents the maximum shares to be awarded on the vesting dates.

(2)    The Company's target EBITDA performance factor for 2013 was not achieved for the underlying performance stock units associated with the restricted stock unit grants. Accordingly, the Company will issue 65% of the target amount of shares which vest in 25% increments each on August 22, 2013, 2014, 2015 and 2016 respectively. The amount shown represents the shares to be awarded on the vesting dates.

Option Exercises and Stock Vested for Fiscal Year Ended June 30, 2013

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Christopher P. Vincze	N/A	N/A	180,000	(1)	1,094,400
			30,000	(2)	182,400
			75,000	(3)	505,500
			36,750	(4)	270,480
			37,500	(5)	282,000

Thomas W. Bennet, Jr.	N/A	N/A	30,000	(3)	202,200
			18,000	(6)	125,460
			7,000	(4)	51,520
			15,000	(5)	112,800

Martin H. Dodd	N/A	N/A	11,250	(3)	75,825
			9,375	(6)	65,344
			12,375	(4)	91,080
			5,625	(5)	42,300

James Mayer	N/A	N/A	7,500	(3)	50,550
			6,250	(6)	43,563
			5,000	(4)	36,800
			5,625	(5)	42,300

Robert C. Petersen	N/A	N/A	7,500	(3)	50,550
			5,000	(4)	36,800
			3,250	(5)	24,440

(1)
The stock award was granted on July 1, 2011. The shares vested on July 1, 2012 based on the achievement of the trailing four quarter EPS performance factor of the award. The value was calculated by multiplying the number of shares shown in the table by $6.08, the closing market price at vesting.

(2)
The stock award was granted on July 1, 2011. The shares vested on July 1, 2012. The value was calculated by multiplying the number of shares shown in the table by $6.08, the closing market price at vesting.

(3)
The stock award was granted on August 16, 2010. The shares vested on August 16, 2012. The value was calculated by multiplying the number of shares shown in the table by $6.74, the closing market price at vesting.

(4)
The stock award was granted on September 9, 2008. The shares vested on September 9, 2012. The value was calculated by multiplying the number of shares shown in the table by $7.36, the closing market price at vesting.

(5)
The stock award was granted on September 29, 2009. The shares vested on September 29, 2012. The value was calculated by multiplying the number of shares shown in the table by $7.52, the closing market price at vesting.

(6)
The stock award was granted on August 17, 2011. The shares vested on August 17, 2012. The value was calculated by multiplying the number of shares shown in the table by $6.97, the closing market price at vesting.

POST-TERMINATION AND CHANGE OF CONTROL PAYMENTS
The following presents potential payments upon termination of employment pursuant to different termination events. The tables indicates what payments theoretically would have been made if a termination occurred on June 30, 2013. The closing price of TRC common stock on June 28, 2013 of $7.00 was used to calculate any equity-based payments. In no event are any change in control benefits grossed-up for income taxes.
Christopher P. Vincze
The following presents payments that would have been made to Mr. Vincze upon certain termination events pursuant to his Employment Agreement.
Potential Payments Upon Certain Termination Events

Payment Type	Not for Cause Termination ($)	Good Reason ($)	Voluntary or for Cause ($)	Death(1) ($)	Disability(1) ($)	Change-of- Control ($)
Severance	1,250,000	1,250,000				1,250,000
Prorated Bonus(2)	325,388	325,388				750,000
Benefit Continuation	43,872	43,872			43,872	43,872
Accrued Vacation(3)
Restricted Stock Vesting(4)						3,512,460
Stock Option Vesting(4)
Total	1,619,260	1,619,260	—	—	43,872	5,556,332

(1)
Upon a termination by virtue of Mr. Vincze's death or disability, his estate would receive a payment equal to the difference between amounts received under applicable insurance benefits and one year's base salary which cannot be determined at this time. In addition, he would receive a pro-rated portion of his annual bonus.

(2)	Estimated

(3)	Amounts would depend on accrued vacation balance at time of termination.

(4)	Pursuant to the Company's award agreements, all equity awards vest upon either a change-of-control or upon a termination in connection with a change-of-control.
Other Named Executive Officers
The following presents payments that would be made under Company policy to our current Named Executive Officers other than Mr. Vincze for a termination following a change of control, assuming a termination as of June 30, 2013. Upon any other termination, the Company's practice has been to grant a reasonable severance benefit based on length of service, the employee's role in the Company, contributions during the employment term, non-compete and non-solicitation terms, a customary release and other considerations.
Potential Payments Upon a Termination Following a Change-of-Control

Name	Severance ($)	Bonus ($)	Acceleration of Equity Awards ($)	Benefit Continuation ($)	Total ($)
Thomas W. Bennet, Jr.	302,501	201,768	1,179,500	28,991	1,712,760
Martin H. Dodd	268,840	134,420	504,350	20,496	928,106
James Mayer	328,878	328,878	386,225	25,412	1,069,393
Robert C. Petersen	302,501	302,501	127,750	14,289	747,041

DIRECTOR COMPENSATION
In fiscal year 2013, each non-employee director received an annual retainer of $45,000 payable at each director's election in cash or in deferred common shares under the Directors' Deferred Compensation Plan. In addition, directors received a restricted stock unit grant with a value of approximately $60,000. The cash retainer and equity awards are prorated if a director is appointed to the Board during the fiscal year. In fiscal 2013, Chairs of the Audit and Compensation Committees and the Lead Director received an additional retainer of $15,000, $10,000, and $10,000, respectively. The Board also has a Corporate Strategy Committee and the Chair of that Committee receives an additional retainer of $5,000. Directors who are also employees of the Company or any of the Company's subsidiaries do not receive additional remuneration for serving as directors.
In fiscal year 2012, TW prepared a review of director's compensation using proxy data for the Company's peer group as well as nationally recognized survey data. The Nominating and Corporate Governance Committee which, pursuant to its charter, is responsible for assessing director compensation decided that the TW 2012 review remained a valuable tool for evaluating director compensation and decided not to increase the director compensation in fiscal year 2013.
In December 2012, all non-employee directors of the Company were issued restricted stock unit awards for 11,312 shares which vest in quarterly installments over a year. No other perquisites or benefits are provided to non-employee directors of the Company.
The following table summarizes the compensation paid to each non-employee director for their Board and committee services during fiscal year 2013.
Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Friedrich K. M. Bohm	45,000	65,835	110,835
John A. Carrig	45,000	65,835	110,835
F. Thomas Casey	60,000	65,835	125,835
Stephen M. Duff	45,000	65,835	110,835
Richard H. Grogan	50,000	65,835	115,835
Robert W. Harvey	60,000	65,835	125,835
Dennis E. Welch	55,000	65,835	120,835

(1)	May be deferred as common stock under the Directors Deferred Compensation Plan.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in fiscal year 2013 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2013.

The following table presents all of the stock options and restricted stock units held by our current non-employee directors and outstanding at fiscal year end, June 30, 2013. Market value of stock awards is based on the closing price on June 28, 2013 of $7.00 per share.
Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Friedrich K.M. Bohm	10,000	—	9.89	5/11/2014	5,656	39,592
	12,000	—	5.98	2/21/2015
	10,000	—	16.03	2/22/2015
	12,000	—	9.92	1/25/2016

John A. Carrig	n/a	n/a	n/a	n/a	5,656	39,592

F. Thomas Casey	3,500	—	10.93	7/31/2014	5,656	39,592
	12,000	—	5.98	2/21/2015

Stephen M. Duff	10,000	—	9.89	5/11/2014	5,656	39,592
	12,000	—	5.98	2/21/2015
	12,000	—	11.07	2/28/2016

Richard H. Grogan	n/a	n/a	n/a	n/a	5,656	39,592

Robert W. Harvey	3,500	—	10.93	7/31/2014	5,656	39,592
	12,000	—	5.98	2/21/2015

Dennis E. Welch	n/a	n/a	n/a	n/a	5,656	39,592

(1)	The shares vest in two equal tranches of 2,828 each on September 4, 2013 and December 4, 2013.

As of June 30, 2013, the non-employee directors had the following aggregate deferred stock awards outstanding:

Name	Total deferred stock awards
Friedrich K. M. Bohm	143,725
John A. Carrig	12,586
F. Thomas Casey	80,073
Stephen M. Duff	89,693
Richard H. Grogan	27,854
Robert W. Harvey	101,973
Dennis E. Welch	49,725

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
June 30, 2013	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,881,613	$9.69	2,197,886
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	2,881,613	$9.69	2,197,886

(1)	Includes 2,449,638 shares issuable upon vesting of outstanding stock awards granted under the Amended and Restated 2007 Equity Incentive Plan.

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4, and 5 they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes all applicable transactions during the fiscal year ended June 30, 2013 of executive officers, directors and 10% stockholders have been timely disclosed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the fiscal year ended June 30, 2013 were independent directors, and none of them were our employees or former employees. During the fiscal year ended June 30, 2013, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Dennis E. Welch, Chairman
Friedrich K. M. Bohm
John A. Carrig
Stephen W. Duff
Richard H. Grogan
Robert W. Harvey

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business in fiscal 2013 we performed approximately $1.9 million in environmental and energy services for American Electric Power Company, Inc. ("AEP"). TRC director Dennis Welch is Executive Vice President and Chief Administrative Officer of AEP. Also in the ordinary course of business in fiscal 2013, we paid approximately $225,000 to United Science Testing, Inc., a subsidiary of AEP, for the lease of certain air emissions testing equipment. All transactions were on an arms-length basis on standard commercial terms and prices.

In 2001 we acquired a company headquartered in Augusta, Maine known as E/Pro Engineering and Environmental Consulting LLC (“E/Pro”). E/Pro was owned by four principals, three of whom remain as employees of TRC. At the time of the acquisition E/Pro leased approximately 23,000 square feet of office space in a building owned by our Senior Vice President James Mayer and another E/Pro principal, and we have continued to lease that space. In addition in fiscal year 2009, due to expansion of our office space needs in Augusta, we leased approximately 15,000 additional square feet of office space in another building owned by Mr. Mayer and another former E/Pro principal. The Company undertook a competitive analysis prior to entering into the leases and concluded that the terms were competitive. Rental payments under the leases were $692,194 in fiscal year 2013.

Pursuant to the Charter of the Nominating and Corporate Governance Committee and Company practice, any transaction which would require disclosure under Section 404(a) of Regulation S-K is required to be justified from an arms-length perspective, reviewed with the Company's Audit Committee and approved by the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE REPORT

The Audit Committee has adopted a Charter which sets out its organization, role and responsibilities.

Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended June 30, 2013. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by AU 380 of PCAOB Standards (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2013 as filed with the SEC on September 12, 2013.

Submitted by the Audit Committee:

F. Thomas Casey, Chairman
John A. Carrig
Stephen M. Duff
Robert W. Harvey
Dennis E. Welch

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 2014. Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders Meeting, will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

In accordance with its Charter, the Audit Committee reviews with Deloitte & Touche LLP whether any non-audit services provided by them are compatible with maintaining their independence. During fiscal years 2013 and 2012, the Company retained Deloitte & Touche LLP to provide the following services in the following categories and amounts:

	Fiscal Year 2013 Fees	Fiscal Year 2012 Fees
Audit fees	$1,104,000	$1,024,000
Audit related fees(1)	39,020	75,020
Tax fees	—	—
All other fees	—	—
	$1,143,020	$1,099,020

(1)	Audit related fees include agreed upon procedures work in 2012, and benefit plan audits and research tool fees in 2013 and 2012.

The Audit Committee is responsible for pre-approving all services performed for the Company by the independent auditors, and certain services, as set forth under Section 201(a) of the Sarbanes-Oxley Act of 2002, may not, under any circumstances, be performed for the Company by the independent auditor. Audit and accounting services and audit-related services which are in the ordinary course with respect to the Company's annual and quarterly financials are approved, and other permitted services are pre-approved by the Audit Committee Chair, or if in an amount less than $25,000 by the Chief Financial Officer, subject in both cases to ratification by the full Audit Committee at its next regularly scheduled meeting.

The affirmative vote of a majority of shares present and entitled to vote at the Shareholders' Meeting is required to ratify this proposal. The Board is submitting the appointment of Deloitte & Touche LLP to shareholders for ratification. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. If Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise discontinued by the Audit Committee, then in any such case the Audit Committee will appoint other independent auditors.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

2014 SHAREHOLDER NOMINATIONS AND PROPOSALS

The eligibility of shareholders to submit proposals, the proper subjects of the shareholder proposals and other issues governing shareholder proposals are regulated by rules adopted under Section 14 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange for Act for inclusion in the Company's proxy materials for the 2013 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary, no later than June 23, 2014. Shareholder proposals that are not subject to Rule 14a-8 will be considered untimely in accordance with Rule 14a-5(e) if made after September 6, 2014.

Shareholders who wish to suggest nominees for election to the Board of Directors at the 2014 Annual Meeting should write, on or before September 1, 2014, to the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095-1563, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors to: TRC Companies, Inc. at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary. All communications other than those determined in good faith by the Corporate Secretary to be frivolous are compiled by the Corporate Secretary and forwarded to the Board of Directors or the individual director(s) accordingly.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

A copy of the Company's Annual Report on Form 10‑K, filed with the Securities and Exchange Commission, is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095-1563, Attention: Investor Relations.

The cost of preparing and mailing the Notice of Shareholders' Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President,
General Counsel and Secretary

Dated at Windsor, Connecticut
October 24, 2013

SOLICITED BY THE BOARD OF DIRECTORS OF
TRC COMPANIES, INC.

PROXY

I (We) hereby appoint Christopher P. Vincze and Martin H. Dodd and each of them as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc. at the Annual Meeting of Shareholders to be held December 3, 2013 at 4:00 p.m., at the Langham Hotel, 250 Franklin Street, Boston, MA 021110 and at any adjournments thereof: (Please place mark in one box only.)

The Board of Directors recommends a vote FOR the following proposals:

ITEM 1 ‑     Election of eight (8) nominees for directors.

☐    For All Nominees    ☐     Withhold Authority For All Nominees     ☐    For All Except
(See instructions below)

Friedrich K. M. Bohm, John A. Carrig, F. Thomas Casey,
Stephen M. Duff, Richard H. Grogan, Robert W. Harvey,
Christopher P. Vincze, and Dennis E. Welch.

To withhold authority to vote for any nominee, write
that nominee's name on the line provided below.

______________________________________________

ITEM 2 -	The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2014.

☐ For        ☐ Against     ☐ Abstain

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof. THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 8 NOMINEES FOR DIRECTOR AND FOR ITEM 2.

Dated    ______________________, 2013

___________________________

___________________________
Signature(s)

Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. Attorneys, executors, administrators, trustees or guardians should so indicate when signing.

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD DECEMBER 5, 2012

PROXY STATEMENT

SUMMARY COMPENSATION TABLE

PROPOSAL 2